Exhibit 23.2

Consent of Independent Auditor

The Board of Directors of Boise Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-141398) on Form S-3 of Boise Inc. of our report dated February 23, 2009, with respect to the consolidated statements of income, capital, and cash flows of Boise Paper Products for the period from January 1, 2008 through February 21, 2008, and for the year ended December 31, 2007, which report appears in the December 31, 2009 annual report on Form 10-K of Boise Inc.

/s/ KPMG LLP

Boise, Idaho

April 12, 2010